Exhibit 10.11

CREDIT AGREEMENT

dated as of May 9, 2007

between

IMPERIAL CAPITAL GROUP, LLC

and

CITY NATIONAL BANK

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of May 9, 2007, is entered into between IMPERIAL CAPITAL GROUP, LLC, a Delaware limited liability company (“Borrower”) and CITY NATIONAL BANK, a national banking association (“Lender”), as amended by Amendment Number One to Credit Agreement, dated November 7, 2008, and as further amended by Amendment Number Two to Credit Agreement, dated September 28, 2009.

ARTICLE I

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. For purposes of this Agreement (as defined below), the following initially capitalized terms shall have the following meanings:

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities, by contract, or otherwise. For purposes of Section 6.8, “Affiliate” shall also include a Person with the power, directly or indirectly, to vote 10% or more of the Securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person.

“Agreement” means this Credit Agreement between Borrower and Lender, together with all exhibits and schedules hereto, including the Disclosure Statement, as amended, restated, supplemented or otherwise modified from time to time.

“Asset” means any interest of a Person in any kind of property or asset, whether real, personal, or mixed real and personal, or whether tangible or intangible.

“Asset Coverage Ratio” means, with respect to Borrower and its Subsidiaries as of any date, the ratio of (a) Asset Value as of such date, to (b) the outstanding principal balance of the Obligations as of such date.

“Asset Value” means, with respect to Borrower and its Subsidiaries as of any date, the sum, without duplication, of (a) cash and Cash Equivalents of the Borrower and its Subsidiaries in excess of $10,000,000 on such date, (b) the fair market value of the accounts receivable of the Borrower and its Subsidiaries on such date, and (c) the fair market value of Securities held by the Borrower and its Subsidiaries on such date.

“Assumed Tax Liability” means, with respect to a Member, for any tax period (or portion thereof), an amount equal to (a) the product of the Member Tax Rate and the taxable income allocated to such Member and (b) (without duplication) any estimated taxes, interest, penalties, and additions to tax attributable to any adjustment or redetermination of such Member’s tax liability attributable to Borrower or its activities for such tax period, provided that, in determining taxable income for such tax period, it shall be assumed that (i) all losses and deductions allocated by Borrower to such Member for all tax periods are available only to offset income and gain allocated by Borrower to such Member for all tax periods and (ii) such losses an deductions are available to offset taxable income attributable to such tax period to the extent not previously used to offset taxable income allocated by Borrower to such Member and to the extent available to be so used for such tax period under federal and state income tax law.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Loans hereunder (after giving effect to all then outstanding Obligations).

“Bankruptcy Code” means Title 11 of the United States Code, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Base LIBOR Rate” means the British Banker’s Association definition of the London InterBank Offered Rates as made available by Bloomberg LP, or such other information service available to Lender, for the applicable monthly period upon which the Interest Period is based for the LIBOR Rate Loan selected by Borrower and as quoted by Lender, in the case of an initial LIBOR Rate Borrowing or a conversion of a Base Rate Loan to a LIBOR Rate Loan, on the Business Day Borrower requests a LIBOR Rate Loan or, in the case of a continuation of an existing LIBOR Rate Loan, on the last Business Day of an expiring Interest Period.

“Base Rate” means the rate most recently announced by Lender at its principal office in Los Angeles, California as its “Prime Rate.”

“Base Rate Borrowing” means any Borrowing designated by Borrower as a Base Rate Borrowing or any Borrowing which, pursuant to Section 2.7(a), is deemed to be converted to a Base Rate Loan.

“Base Rate Loan” means any Loan bearing interest at the Base Rate.

“Base Rate Margin” means, as of any date of determination, the following margin based upon the most recent Leverage Ratio calculation; provided, however, that (a) for the period from the Closing Date through the date Lender receives the certified calculation of Debt Leverage Ratio in respect of the testing period ending June 30, 2007 which shall be delivered pursuant to Section 5.2(c), the Base Rate Margin shall be at the margin in the row styled “Level II” and (b) at any time that a Default or an Event of Default has occurred and is continuing until such Default or Event of Default is no longer continuing, the Base Rate Margin shall be at the margin in the row styled “Level I”:

Level	Debt Leverage Ratio	Base Rate Margin

I	Greater than or equal to 1.00 to 1.00	0 percentage points

II	Less than 1.00 to 1.00	-0.50 percentage points

Except as set forth in the foregoing proviso, the Base Rate Margin shall be based upon the most recent calculation of the Leverage Ratio, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the Base Rate Margin shall be re-determined each fiscal quarter on the first day of the fiscal quarter following the date of delivery to Lender of the certified calculation of the Leverage Ratio pursuant to Section 5.2(c);

provided, however, that if Borrower fails to provide such certification when such certification is due, the Base Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the fiscal quarter (following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the Base Rate Margin shall be set at the margin based upon the Leverage Ratio calculation disclosed by such certification).

“Borrower” shall have meaning set forth in the introduction to this Agreement.

“Borrowing” means a borrowing under the Revolving Credit Facility consisting of a Loan made by Lender to Borrower.

“Broker-Dealer Subsidiaries” means the Subsidiaries listed on the Disclosure Statement as such and any other Subsidiary that becomes a registered broker-dealer, or the foreign equivalent of a registered broker-dealer, after the date hereof and which is added to the Disclosure Statement as a Broker-Dealer Subsidiary.

“Business Day” means a day when major commercial banks are open for business in California, other than Saturdays or Sundays.

“Capitalized Lease Obligations” means the aggregate amount which, in accordance with GAAP, is required to be reported as a liability on the balance sheet of Person at such time in respect of such Person’s interest as lessee under a capitalized lease.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with (i) Lender or (ii) any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above, and (g) cash held with Pershing and other clearing brokers identified in writing to Lender.

“Casualty Event” means with respect to any property of the Borrower or its Subsidiary, any loss of title with respect to such property or any loss or damage to or destruction of, or any condemnation or other taking or any proceeding or action in lieu thereof (including by any Governmental Authority) of, such property or any interruption of the business of the Borrower or its Subsidiary which is covered by business interruption insurance.

“Change of Control Event” means the occurrence of any of the following: (a) Permitted Holders shall cease, directly or indirectly, to own and control or have the power to vote or direct the voting of 50.1% or more of the outstanding voting Securities of Holdings or (b) Holdings fails, directly or indirectly, to own and control, or to have the power to vote or direct the voting of, 50.1%, or more, of the outstanding voting Securities of Borrower.

“Closing Date” means the date of the first Borrowing made hereunder.

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrower or any Guarantor upon which a Lien is granted under any of the Loan Documents.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer of Borrower to Lender.

“Contingent Obligation” means, as to any Person and without duplication of amounts, any written obligation of such Person guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to such Person) any Debt, noncancellable lease, dividend, reimbursement obligations relating to letters of credit, or any other obligation that pertains to Debt, a noncancellable lease, a dividend, or a reimbursement obligation related to letters of credit (each, a “primary obligation”) of any other Person (“primary obligor”) in any manner, whether directly or indirectly, including any written obligation of such Person, irrespective of whether contingent, (a) to purchase any such primary obligation, (b) to advance or supply funds (whether in the form of a loan, advance, Securities purchase, capital contribution, or otherwise) (i) for the purchase, repurchase, or payment of any such primary obligation or any Asset constituting direct or indirect security therefor, or (ii) to maintain working capital or equity capital of the primary obligor, or otherwise to maintain the net worth, solvency, or other financial condition of the primary obligor, or (c) to purchase or make payment for any Asset, securities, services, or noncancellable lease if primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; provided that the term Contingent Obligation shall not include guaranties of trades in the ordinary course of business.

“Contractual Obligation” means, as applied to any Person, any provision of any material indenture, mortgage, deed of trust, contract, undertaking, agreement, or other material instrument to which that Person is a party or by which any of its Assets is subject.

“Debt” means, with respect to any Person, without duplication (a) all obligations for such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments, (c) all reimbursement or other obligations of such Person as an account party in respect of letters of credit, and bankers acceptances, (d) all net obligations of such Person outstanding and payable in respect of Swap Agreements, (e) all obligations of such Person to pay the deferred purchase price of Assets or services, exclusive of trade payables that are due and payable in the ordinary and usual course of such Person’s business, (f) all Capitalized Lease Obligations of such Person, (g) all obligations or liabilities of others secured by a Lien on any Asset owned by such Person, irrespective of whether such obligation or liability is assumed, to the extent of the lesser of such obligation or liability or the fair market value of such Asset, and (h) all Contingent Obligations of such Person.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means account number 412874803 of Borrower maintained with Lender, or such other deposit account of Borrower (located within the United States) designated, in writing, and from time to time, by Borrower to Lender.

“Disclosure Statement” means that certain statement, executed and delivered by a Responsible Officer of Borrower, that sets forth information regarding or exceptions to the representations, warranties, and covenants made by Borrower herein, as amended from time to time to the extent permitted hereby.

“Distribution” has the meaning ascribed thereto in Section 6.5 hereof.

“Dollars” and “$” mean United States of America dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“EBITDA” means, with respect to any fiscal period and for any Person, the result of (a) Net Income for such fiscal period, minus (b) the sum of each of the following, to the extent included in the calculation of Net Income of such Person and its Subsidiaries for such fiscal period (i) extraordinary gains for such fiscal period and (ii) interest income for such fiscal period, plus (c) the sum of each of the following, to the extent deducted in the calculation of Net Income of such Person and its Subsidiaries for such fiscal period (i) Permitted Management Fees paid during such fiscal period, (ii) extraordinary losses for such fiscal period, (iii) interest expense for such fiscal period, (iv) income taxes for such fiscal period, (v) depreciation for such fiscal period, and (vi) amortization for such fiscal period, in each case, for such Person and its Subsidiaries and determined on a consolidated basis in accordance with GAAP.

“Eurocurrency Reserve Requirement” means the sum (without duplication) of the rates (expressed as a decimal) of reserves (including, without limitation, any basic, marginal, supplemental, or emergency reserves) that are required to be maintained by banks during the Interest Period under any regulations of the Federal Reserve Board, or any other governmental authority having jurisdiction with respect thereto, applicable to funding based on so-called “Eurocurrency Liabilities”, including Regulation D (12 CFR 224).

“Eurodollar Business Day” means any Business Day on which major commercial banks are open for international business (including dealings in Dollar deposits) in New York, New York and London, England.

“Event of Default” shall have the meaning set forth in Article VII of this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or supplemented from time to time, and any successor statute, and all of the rules and regulations issued or promulgated in connection therewith.

“Extended Revolving Facility Commitment” has the meaning set forth in Section 2.3(f).

“Extended Termination Date” means November 9, 2014 (or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents).

“Extension Notice” means a written notice signed by Borrower and addressed to Lender which (a) states that Borrower has elected to extend the expiry date with respect to a portion of the Revolving Credit Facility Commitment from the Initial Termination Date to the Extended Termination Date; and (b) sets forth Borrower’s election for the amount of the Revolving Credit Facility Commitment that is to be so extended, which amount may be $0, shall be integral multiples of $100,000, and shall not exceed $7,500,000.

“Family Member” means, with respect to any individual, his or her parents, siblings, spouse, children, and each of their respective spouses.

“Family Trusts” means, with respect to any individual, trusts or other estate planning vehicles established for the benefit of such individual or Family Members of such individual and in respect of which such individual serves as trustee or in a similar capacity.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any successor thereto.

“Final Termination Date” means (a) the Initial Termination Date, if, prior to the Initial Termination Date, Borrower has not satisfied each of the conditions set forth in the first sentence of Section 2.3(f), (b) the Extended Termination Date if, prior to the Initial Termination Date, Borrower has satisfied each of the conditions set forth in the first sentence of Section 2.3(f); or (c) such earlier date on which the Loans shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Fixed Charges” means with respect to Borrower and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense paid in cash during such period, (b) scheduled principal payments required to be paid in respect of Debt of Borrower and its Subsidiaries during such period (after giving effect to any reductions in the scheduled principal payments attributable to any optional prepayment made during the period), and (c) all Permitted Tax Distributions made or required to be made in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to Borrower and its Subsidiaries for the twelve month period ending on any date, the ratio of (i) EBITDA for such period minus Permitted Management Fees paid during such period, to (ii) Fixed Charges for such period.

“Focus Reports” means the Financial Operational Combined Uniform Single reports filed with the NASD.

“Funded Debt” means, as of any date of determination, all Debt for borrowed money set forth in clauses (a) and (b) of the definition of Debt of Borrower or any of its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including, in any event, but without duplication, with respect to Borrower and its Subsidiaries, the Loans.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal, state, local, or other governmental department, commission, board, bureau, agency, central bank, court, tribunal, or other instrumentality, domestic or foreign.

“Guarantors” means (a) (i) on the Closing Date, ICAM and (ii) after the Closing Date, ICAM (unless the SEC or any other applicable Governmental Authority adopts a rule or other regulation after the Closing Date that both (A) requires ICAM to maintain a minimum amount of net capital and (B) includes the amount of ICAM’s Contingent Obligations pursuant to the applicable Guaranty in the calculation of such net capital requirement), and (b) each other wholly-owned Subsidiary organized under the laws of the U.S. who from time to time guarantees the Obligations of Borrower under this Agreement (but specifically excluding (x) any Immaterial Subsidiary, and (y) any Broker-Dealer Subsidiary or any other Subsidiary if the SEC or any other applicable Governmental Authority adopts a rule or other regulation after the Closing Date that both (i) requires such Broker-Dealer Subsidiary or such other Subsidiary described in this clause (b)(y) to maintain a minimum amount of net capital and (ii) would include the amount of the Contingent Obligations of such Broker Dealer Subsidiary or such other Subsidiary described in this clause (b)(y) pursuant to a Guaranty in the calculation of such net capital requirement), and “Guarantor” means any one of them.

“Guaranty” means one or more general continuing guaranties executed and delivered by the Guarantors in favor of Lender, each of which are in form and substance satisfactory to Lender.

“Highest Lawful Rate” means the maximum non-usurious interest rate, as in effect from time to time, that may be charged, contracted for, reserved, received, or collected by Lender in connection with this Agreement, or the other Loan Documents.

“Holdings” means Imperial Capital Group Holdings, LLC, a Delaware limited liability company.

“ICAM” means Imperial Capital Asset Management, LLC, a Delaware limited liability company.

“Immaterial Subsidiary” means Imperial Asset Management II, LLC and Siena Capital Partners II, L.P.; provided, however, that if either such Person executes and delivers to Lender a Guaranty, a Security Agreement, a Stock Pledge Agreement and a satisfactory joinder to the Intercompany Subordination Agreement, such Person shall no longer be an Immaterial Subsidiary.

“Indemnified Liabilities” shall have the meaning set forth in Section 8.2 of this Agreement.

“Indemnitee” shall have the meaning set forth in Section 8.2 of this Agreement.

“Initial Revolving Facility Commitment” means $25,000,000.

“Initial Termination Date” means November 9, 2010 (or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents).

“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrower, the Guarantors and Lender, the form and substance of which is satisfactory to Lender.

“Interest Expense” means, for any period, the aggregate of the interest expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP excluding (i) amortization of financing costs and debt discounts or premiums, (ii) other non-cash interest expenses and (iii) the portion of any Capitalized Lease Obligations allocable to interest expense.

“Interest Payment Date” means, in the case of Base Rate Loans, the first day of each calendar quarter and, in the case of LIBOR Rate Loans, the last day of the applicable Interest Period.

“Interest Period” means the period commencing on the date each LIBOR Rate Loan is made (including the date a Base Rate Loan is converted to a LIBOR Rate Loan, or a LIBOR Rate Loan is renewed as a LIBOR Rate Loan, which, in the latter case, will be the last day of the expiring Interest Period) and ending on the date which is one (1), two (2), three (3) or six (6) months thereafter, as selected by Borrower; provided, however, that no Interest Period may extend beyond the Final Termination Date.

“Investment” means, as applied to any Person, any direct or indirect purchase or other acquisition by that Person of, or beneficial interest in, Securities, instruments, bonds, debentures or other securities of any other Person, or any direct or indirect loan, advance, or capital contribution by such Person to any other Person, including all indebtedness and accounts receivable due from that other Person that did not arise from sales or the rendition of services to that other Person in the ordinary and usual course of such Person’s business, and deposit accounts (including certificates of deposit) (excluding, however, commission, travel, petty cash and similar advances to directors, officers, employees, consultants and agents in the ordinary course of business). The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender” shall have the meaning set forth in the introduction to this Agreement.

“Leverage Ratio” means, as of any date of determination (a) the amount of Borrower’s and its Subsidiaries’ Funded Debt as of such date, divided by (b) Borrower’s and its Subsidiaries’ EBITDA for the 12 month period ended as of such date.

“LIBOR Rate” means the rate per year (rounded upward to the next one-hundredth ( 1/100th) of one percent (0.01%), if necessary) determined by Lender to be the quotient of (a) the Base LIBOR Rate divided by (b) one minus the Eurocurrency Reserve Requirement for the Interest Period; which is expressed by the following formula:

Base LIBOR Rate

1 - Eurocurrency Reserve Requirement

“LIBOR Rate Margin” means, as of any date of determination, the following margin based upon the most recent Leverage Ratio calculation; provided, however, that (a) for the period from the Closing Date through the date Lender receives the certified calculation of Leverage Ratio in respect of the testing period ending June 30, 2007 which shall be delivered pursuant to Section 5.2(c), the LIBOR Rate Margin shall be at the margin in the row styled “Level II” and (b) at any time that a Default or an Event of Default has occurred and is continuing until such Default or Event of Default is no longer continuing, the LIBOR Rate Margin shall be at the margin in the row styled “Level I”:

Level	Leverage Ratio	Libor Rate Margin

I	Greater than or equal to 1.00 to 1.00	2.25 percentage points

II	Less than 1.00 to 1.00	1.75 percentage points

Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be based upon the most recent calculation of the Leverage Ratio, which will be calculated as of the end of each fiscal quarter. Except as set forth in the foregoing proviso, the LIBOR Rate Margin shall be re-determined each fiscal quarter on the first day of the fiscal quarter following the date of delivery to Lender of the certified calculation of the Leverage Ratio pursuant to Section 5.2(c); provided, however, that if Borrower fails to provide such certification when such certification is due, the LIBOR Rate Margin shall be set at the margin in the row styled “Level I” as of the first day of the fiscal quarter (following the date on which the certification was required to be delivered until the date on which such certification is delivered (on which date (but not retroactively), without constituting a waiver of any Default or Event of Default occasioned by the failure to timely deliver such certification, the LIBOR Rate Margin shall be set at the margin based upon the Leverage Ratio calculation disclosed by such certification).

“LIBOR Rate Borrowing” means any Borrowing designated by Borrower as a LIBOR Rate Borrowing.

“LIBOR Rate Loan” means any Loan bearing interest at the LIBOR Rate.

“Lien” means any lien, mortgage, pledge, assignment (including any assignment of rights to receive payments of money), security interest, charge, or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

“Loan” means a loan made by Lender to Borrower pursuant to Section 2.1 of this Agreement.

“Loan Account” has the meaning set forth in Section 2.12.

“Loan Documents” means this Agreement, the Guaranty, the Intercompany Subordination Agreement, the Security Agreement, the Stock Pledge Agreement, and any and all other documents, agreements, or instruments that have been or are entered into by Borrower, the Guarantors, and Lender in connection with the transactions contemplated by this Agreement.

“Loan Parties” means Borrower and the Guarantors, and “Loan Party” means any one of them.

“Management Agreement” means the Management Agreement, dated as of January 1, 2004, by and between Holdings and Borrower, as in effect on the Closing Date.

“Margin Securities” means “margin stock” as that term is defined in Regulation U of the Federal Reserve Board.

“Material Adverse Effect” means (a) a material adverse change in the business, operations, results of operations, assets, or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, (b) a material impairment the Obligors’ (taken as a whole) ability to perform its obligations under the Loan Documents or of Lender’s ability to enforce the Obligations or realize upon any material portion of the Collateral, or (c) a material impairment of the enforceability or priority of Lender’s Liens with respect to the Collateral.

“Member” means any Person holding a membership or other Securities interest in Borrower.

“Member Group” means (a) with respect to any Person who is an individual, such Person and any of his or her Family Members and Family Trusts, and (b) in all other cases, any Person and any of its Affiliates.

“Member Tax Rate” shall mean the effective tax rate of fifty percent (50%).

“NASD” means the National Association of Securities Dealers, Inc.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, but excluding (i) any adjustments for minority interests and (ii) unrealized gains and losses with respect to Swap Agreements or similar financial products.

“Net Worth” means, as of any date of determination, the result of (a) Borrower’s and its Subsidiaries’ total Assets (net of any Distributions), minus (b) such Borrower’s or its Subsidiaries’ total liabilities (including any contingent liabilities and guaranties), in each case determined in accordance with GAAP.

“Obligations” means all Loans, debts, principal, interest, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations (including indemnification obligations), fees, charges, costs, expenses (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, whether or not allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrower to Lender pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Obligors” means Borrower and each Guarantor, and “Obligor” means any one of them.

“Permitted Holders” means (a) Jason Reese, his Family Members, and his Family Trusts; and (b) Randall Wooster, his Family Members, and his Family Trusts.

“Permitted Liens” means (a) Liens for taxes, assessments, or governmental charges or claims the payment of which is not, at such time, required by Section 5.4 hereof, (b) any attachment or judgment Lien that does not constitute an Event of Default under Section 7.1(i), (c) Liens incurred to secure the performance of bids, trade contracts, leases, statutory obligations, surety, appeal and supercedeas bonds, performance bonds and other obligations of a like nature, in each case, incurred in the ordinary course of business of Borrower and in each case which do not involve the borrowing of money, (d) banker’s Liens in the nature of rights of setoff arising in the ordinary course of business of Borrower, (e) Liens granted by Borrower and the Guarantors to Lender in order to secure their respective obligations under this Agreement and the other Loan Documents to which they are a party and any other Liens in favor of Lender, (f) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests, (g) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance and other social security legislation, (h) with respect to any Real Property, easements, rights of way, and zoning restrictions incurred in the ordinary course of business of Borrower and its Subsidiaries that do not materially interfere with or impair the use or operation thereof, (i) Liens securing Debt of the Borrower or any other Subsidiary incurred pursuant to Section 6.1(b), provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the principal amount of Debt secured thereby is not increased; (j) any interest or title of a lessor under any lease entered into by Borrower or any other Subsidiary in the ordinary course of its business and covering only the assets so leased, (k) the filing of UCC financing statements as a precautionary measure in connection with operating leases or the assignment of goods, (l) Liens in favor of Pershing and other clearing brokers, as applicable, granted in the ordinary course of business; (m) Liens incurred in connection with leases including tenant improvements in the ordinary course of business; (n) Liens set forth on the Disclosure Statement with respect to Section 6.2 and refinancings, refundings, renewals or extensions thereof; provided that no such Lien covers any addition property after the Closing Date and that the principal amount of Debt secured thereby is not increased after the Closing Date; (o) Liens created, incurred or assumed by any Broker-Dealer Subsidiary in the ordinary course of business upon assets owned by such Subsidiary or held for such Subsidiary’s account to secure Debt permitted by Section 6.1(f); and (p) other Liens securing Debt in an aggregate amount not to exceed $100,000 at any time outstanding.

“Permitted Management Fee” means the management or consulting fee payable to Holdings pursuant to the terms of the Management Agreement.

“Permitted Protest” means the right of Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by Borrower or its Subsidiary, as applicable, in good faith, and (c) Lender is satisfied that while any such protest is pending, a stay is in effect with respect to any proposed sale or forfeiture of any material portion of the Collateral to which such Lien has attached.

“Permitted Tax Distributions” means, with respect to any tax period (or portion thereof) of Borrower during which Borrower is treated as a disregarded entity or partnership, for federal or state income tax purposes, cash distributions to the holders of any of its Securities with respect to each such tax period for which income tax, or an installment of estimated tax, would be required to be paid by such holders by virtue of owning Securities in Borrower; provided, however, a Permitted Tax Distribution made to a Member may not exceed such Member’s Assumed Tax Liability.

“Pershing” means Pershing LLC.

“Person” means and include natural persons, corporations, partnerships, limited liability companies, joint ventures, associations, companies, business trusts, or other organizations, irrespective of whether they are legal entities.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Regulatory Change” shall have the meaning ascribed thereto in Section 2.13 hereof.

“Request for Borrowing” means an irrevocable written notice from a Responsible Officer of Borrower to Lender of Borrower’s request to borrow any Loan, which notice shall be substantially in the form of Exhibit R-1 attached hereto.

“Request for Conversion/Continuation” means an irrevocable written notice from a Responsible Officer of Borrower to Lender pursuant to the terms of Section 2.7, substantially in the form of Exhibit R-2 attached hereto.

“Responsible Officer” means the president, chief executive officer, chief operating officer, chief financial officer, general counsel, or controller of a Person, or such other officer of such Person designated by a Responsible Officer in a writing delivered to Lender.

“Revolving Credit Facility” means the revolving credit facility described in Section 2.1 hereof.

“Revolving Credit Facility Usage” means, at the time any determination thereof is to be made, the aggregate Dollar amount of the outstanding Loans.

“Revolving Credit Facility Commitment” means (a) on or prior to the Initial Termination Date, the Initial Revolving Facility Commitment; and (b) from and after the Initial Termination Date, the Extended Revolving Facility Commitment.

“SEC” means the Securities and Exchange Commission of the United States of America or any successor thereto.

“Securities” means the capital stock, or other securities of a Person, all warrants, options, convertible securities, and other interests which may be exercised in respect of, converted into or otherwise relate to such Person’s capital stock or other equity interests and any other securities, excluding debt securities of such Person.

“Securities Account” means a “securities account” as that term is defined in the Code.

“Security Agreements” means one or more security agreements, executed and delivered by Borrower and the Guarantors to Lender, each of which shall be in form and substance satisfactory to Lender.

“Special Purpose Investment” means an Investment by Borrower in a Broker Dealer Subsidiary which is used by a Broker Dealer Subsidiary for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Securities and which meets each of the requirements of 12 CFR §221.5(c)(9)(ii).

“Stock Pledge Agreements” means one or more stock pledge agreements, executed and delivered by Borrower and the Guarantors to Lender, each of which shall be in form and substance satisfactory to Lender.

“Subsidiary” means, with respect to any Person (a) any corporation in which such Person, directly or indirectly through its Subsidiaries, owns more than 50% of the stock of any class or classes having by the terms thereof the ordinary voting power to elect a majority of the directors of such corporation, and (b) any partnership, association, joint venture, limited liability company, or other entity in which such Person, directly or indirectly through its Subsidiaries, has more than a 50% equity interest at the time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement.”

“Taxes” means any tax based upon or measured by net or gross income, gross receipts, sales, use, ad valorem, transfer, franchise, withholding, payroll, employment, excise, occupation, premium or property taxes, or conduct of business, together with any interest and penalties, additions to tax and additional amounts imposed by any federal, state, local, or foreign taxing authority upon any Person.

“Unmatured Event of Default” means an event, act, or occurrence which, with the giving of notice or the passage of time, would become an Event of Default.

1.2 Construction. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular and to the singular include the plural, the part includes the whole, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” References in this Agreement to a “determination” or “designation” include estimates by Lender (in the case of quantitative determinations or designations), and beliefs by Lender (in the case of qualitative determinations or designations). The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Article, section, subsection, clause, exhibit, and schedule references are to this Agreement unless otherwise specified. Any reference herein to this Agreement or any of the Loan Documents includes any and all alterations, amendments, changes, extensions, modifications, renewals, or supplements thereto or thereof, as applicable.

ARTICLE II

AMOUNT AND TERMS OF LOANS

2.1 Revolving Credit Facility.

(a) Subject to the terms and conditions hereof:

(i) Subject to the applicable provisions of Article III hereof, Lender agrees to make Loans to Borrower from the Closing Date to, but not including, the Final Termination Date, at such times and in such amounts as Borrower may request in accordance with Section 2.6 hereof; and

(ii) Borrowings under the Revolving Credit Facility may be borrowed, repaid without penalty or premium, and reborrowed.

(b) In no event shall Lender be obligated to make Loans hereunder if, after giving effect to the requested Loan, the Revolving Credit Facility Usage would exceed the Revolving Credit Facility Commitment.

(c) In the event that, at any time the Revolving Credit Facility Usage exceeds the amount of the Revolving Credit Facility Commitment, then Borrower immediately shall repay the amount of such excess to Lender to be applied to the outstanding principal balance of the Loans.

(d) Lender shall have no obligation to make any Loan under the Revolving Credit Facility on or after the Final Termination Date.

(e) Subject to Section 2.1(b) hereof, each Borrowing under the Revolving Credit Facility shall be in a minimum principal amount of $250,000 and, thereafter, in integral multiples of $100,000, unless such Borrowing is being made to pay any interest, fees, or expenses then due hereunder, in which case such Borrowing may be in the amount of such interest, fees, or expenses.

2.2 Rate Designation. Borrower shall designate each Borrowing under the Revolving Credit Facility as a Base Rate Borrowing or a LIBOR Rate Borrowing in the Request for Borrowing or Request for Conversion/Continuation given to Lender in accordance with Section 2.6 or Section 2.7, as applicable. Notwithstanding the foregoing, if a Request for Conversion/Continuation is not timely delivered at the end of the applicable Interest Period for any LIBOR Rate Borrowing, (x) so long as no Event of Default or Unmatured Event of Default has occurred and in continuing, such LIBOR Rate Borrowing shall be deemed to be continued as a LIBOR Rate Borrowing with an Interest Period of one (1) month and (y) if an Event of Default or Unmatured Event of Default has occurred and in continuing, such Borrowing shall be deemed to be converted to a Base Rate Borrowing.

2.3 Interest Rates; Payment of Principal and Interest.

(a) Borrower shall make each payment due hereunder by making, or causing to be made, the amount thereof available to Lender’s account maintained with Lender in Los Angeles, California, not later than noon Pacific Time, on the date of payment. In lieu thereof, Borrower hereby authorizes Lender to, and Lender shall, charge such interest, and all other fees and expenses provided for in this Agreement or the other Loan Documents (as and when accrued or incurred), to Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Base Rate Loans hereunder.

(b) Subject to Section 2.4, each Base Rate Loan shall bear interest upon the unpaid principal balance thereof, from and including the date advanced or converted, to but excluding the date of conversion or repayment thereof, at a fluctuating rate, per annum, equal to the lesser of (i) the Base Rate plus the Base Rate Margin, or (ii) the Highest Lawful Rate. Any change in the interest rate resulting from a change in the Base Rate will become effective on the day on which each change in the Base Rate is announced by Lender. Interest due with respect to Base Rate Loans shall be due and payable, in arrears, commencing on the first Interest Payment Date following the Closing Date, and continuing on each Interest Payment Date thereafter up to and including the Interest Payment Date immediately preceding the Final Termination Date, and on the Final Termination Date.

(c) Subject to Section 2.4, each LIBOR Rate Loan shall bear interest upon the unpaid principal balance thereof, from the date advanced, converted, or continued, at a rate, per annum, equal to the lesser of (i) the LIBOR Rate plus the LIBOR Rate Margin, and (ii) the Highest Lawful Rate. Interest due with respect to each LIBOR Rate Loan shall be due and payable, in arrears, on each Interest Payment Date applicable to that LIBOR Rate Loan and on the Final Termination Date. Anything to the contrary contained in this Agreement notwithstanding, Borrower may not have more than 10 LIBOR Rate Loans outstanding at any one time.

(d) Unless prepaid in accordance with the terms hereof, the outstanding principal balance of all Loans, together with accrued and unpaid interest thereon, shall be due and payable in accordance with Section 2.3(f) below.

(e) In the event that the information contained in any financial statement or Compliance Certificate delivered pursuant to Section 5.2(c) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Base Rate Margin or LIBOR Rate Margin, as applicable, for any period (an “Applicable Period”) than the Base Rate Margin or LIBOR Rate Margin, as applicable, actually applied for such Applicable Period, then (i) Borrower shall immediately deliver to Lender a correct Compliance Certificate for such Applicable Period, and (ii) upon the Lender’s election, Borrower shall immediately deliver to Lender full payment in respect of the accrued additional interest on the Loans as a result of such increased Base Rate Margin or LIBOR Rate Margin, as applicable, for such Applicable Period (it being understood that so long as the adjusted payment is promptly paid upon such election there shall be no imposition of any default rate of interest and no Event of Default arising solely from such miscalculation).

(f) So long as no Event of Default or Unmatured Event of Default has occurred and is continuing and Borrower has delivered to Lender an Extension Notice not less than 30 days prior to the Initial Termination Date, Borrower shall have the option to extend the Initial Termination Date to the Extended Termination Date. In the event that Borrower elects to extend the Initial Termination Date to the Extended Termination Date, then (i) on the Initial Termination Date, the Revolving Credit Facility Commitment shall reduce to an amount (such amount, the “Extended Revolving Facility Commitment”) equal to the lesser of (x) $7,500,000, and (y) the amount set forth in the Extension Notice, and (ii) the outstanding principal balance of all Loans in excess of the Extended Revolving Facility Commitment shall be deemed converted into a single term loan, which shall be repayable in 16 equal quarterly principal installments, each in an amount equal to  1/16th of the outstanding principal balance of such term loan as of the date of conversion, on the first day of each fiscal quarter of Borrower thereafter, with all unpaid amounts due and payable on the Extended Termination Date. In the event that the Initial Termination Date is not extended, then on the Initial Termination Date (A) the Revolving Credit Facility Commitment shall reduce to $0 and (B) the outstanding principal balance of all Loans shall be deemed converted into a single term loan, which shall be repayable in 16 equal quarterly principal installments, each in an amount equal to  1/16th of the outstanding principal balance of such term loan as of the date of conversion, on the first day of each fiscal quarter of Borrower thereafter, with all unpaid amounts due and payable on the Extended Termination Date.

2.4 Default Rate. Upon the occurrence and during the continuance of an Event of Default, at the election of the Lender, all Obligations shall bear interest at a per annum rate equal to 3 percentage points above the per annum rate otherwise applicable hereunder. All amounts payable under this Section 2.4 shall be immediately due and payable without the requirement of notice or demand.

2.5 Computation of Interest and Fees Maximum Interest Rate.

(a) All computations of interest with respect to the Loans and computations of the fees due hereunder for any period shall be calculated on the basis of a year of 360 days for the actual number of days elapsed in such period (except that interest with respect to Base Rate Loans or other obligations bearing interest at the Base Rate shall be calculated on the basis of a year of 365/366 days for the actual number of days elapsed in such period). Interest shall accrue from the first day of the making of a Loan (or the date on which interest or fees or other payments are due hereunder, if applicable) to (but not including) the date of repayment of such Loan (or the date of the payment of interest or fees or other payments, if applicable) in accordance with the provisions hereof.

(b) Anything to the contrary contained in this Agreement notwithstanding, Borrower shall not be obligated to pay, and Lender shall not be entitled to charge, collect, receive, reserve, or take interest (it being understood that interest shall be calculated as the aggregate of all charges which constitute interest under applicable law that are contracted for, charged, reserved, received, or paid) in excess of the Highest Lawful Rate. During any period of time in which the interest rates specified herein exceed the Highest Lawful Rate, interest shall accrue and be payable at such Highest Lawful Rate; provided, however, that, if the interest rate otherwise applicable hereunder declines below the Highest Lawful Rate, interest shall continue to accrue and be payable at the Highest Lawful Rate (so long as there remains any unpaid principal with respect to the Loans) until the interest that has been paid hereunder equals the amount of interest that would have been paid if interest had at all times accrued and been payable at the applicable interest rates otherwise specified in this Agreement. For purposes of this Section 2.5, the term “applicable law” shall mean that law in effect from time to time and applicable to this loan transaction which lawfully permits the charging and collection of the highest permissible, lawful, non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of California and, to the extent controlling, laws of the United States of America.

2.6 Request for Borrowing.

(a) Each Base Rate Borrowing shall be made on a Business Day and each LIBOR Rate Borrowing shall be made on a Eurodollar Business Day.

(b) Each Borrowing shall be made upon written notice, by way of a Request for Borrowing, which Request for Borrowing shall be irrevocable and shall be given by telex, telecopy, mail, or personal service, and delivered to Lender at 555 S. Flower Street, 16th Floor, Los Angeles, CA 90071, as follows:

(i) for a Base Rate Borrowing, Borrower shall give Lender notice not later than noon Pacific Time 1 Business Day prior to the date on which such Borrowing is to be made (which date shall be a Business Day), and such notice shall specify that a Base Rate Borrowing is requested and state the amount thereof (subject to the provisions of this Article II);

(ii) for a LIBOR Rate Borrowing, Borrower shall give Lender notice at least two (2) Eurodollar Business Days before the date the LIBOR Rate Loan is to be made, and such notice shall specify that a LIBOR Rate Borrowing is requested and state the amount thereof (subject to the provisions of this Article II); provided, however, that no Borrowing shall be extended as a LIBOR Rate Borrowing when any Unmatured Event of Default or Event of Default has occurred and is continuing. If Borrower fails to designate a Loan as a LIBOR Rate Borrowing in accordance herewith, the Loan will be a Base Rate Borrowing.

(c) If the notice provided for in clause (b) of this Section 2.6 with respect to a Base Rate Borrowing or a LIBOR Rate Borrowing is received by Lender not later than 2:00 p.m.,

Pacific Time, on a Business Day or Eurodollar Business Day, as applicable, such day shall be treated as the first Business Day or Eurodollar Business Day, as applicable, of the required notice period. In any other event, such notice will be treated as having been received immediately before 2:00 p.m., Pacific Time, of the next Business Day or Eurodollar Business Day, as applicable.

(d) If the proceeds of the applicable Borrowing are used to fund a Special Purpose Investment, the Request for Borrowing required by Section 2.6(b) above with respect to such Borrowing shall include a written notice or certification pursuant to 12 CFR §221.5(b) which is reasonably satisfactory to Lender.

2.7 Conversion or Continuation.

(a) Subject to the provisions of clause (d) of this Section 2.7 and the provisions of Section 2.14, Borrower shall have the option to (i) convert all or any portion of the outstanding Base Rate Borrowings equal to $250,000, and integral multiples of $100,000 in excess of such amount, to a LIBOR Rate Borrowing, (ii) convert all or any portion of the outstanding LIBOR Rate Borrowings equal to $250,000 and integral multiples of $100,000 in excess of such amount, to a Base Rate Borrowing, and (iii) upon the expiration of any Interest Period applicable to any of its LIBOR Rate Borrowings, continue all or any portion of such LIBOR Rate Borrowing equal to $250,000, and integral multiples of $100,000 in excess of such amount, as a LIBOR Rate Borrowing, and the succeeding Interest Period of such continued Borrowing shall commence on the expiration date of the Interest Period previously applicable thereto; provided, however, that a LIBOR Rate Borrowing only may be converted or continued, as the case may be, on the expiration date of the Interest Period applicable thereto; provided further, however, that no outstanding Borrowing may be continued as, or be converted into, a LIBOR Rate Borrowing when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that no Borrowing may be extended as a LIBOR Rate Borrowing when any Unmatured Event of Default or Event of Default has occurred and is continuing; provided further, however, that so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, if a Request for Conversion/Continuation is not timely delivered at the end of the applicable Interest Period for any LIBOR Rate Borrowing, such LIBOR Rate Borrowing shall be deemed to be continued as a LIBOR Rate Borrowing with an Interest Period of one (1) month.

(b) Borrower shall by telex, telecopy, mail, or personal service deliver a Request for Conversion/Continuation to Lender (i) no later than noon, Pacific Time, on the Business Day that is the proposed conversion date (in the case of a conversion to a Base Rate Borrowing), and (ii) no later than 2:00 p.m. Pacific Time two (2) Eurodollar Business Days before the proposed conversion date (in the case of a conversion to, or a continuation of, a LIBOR Rate Borrowing). A Request for Conversion/Continuation shall specify (x) the proposed conversion or continuation date (which shall be a Business Day or a Eurodollar Business Day, as applicable), (y) the amount and type of the Borrowing to be converted or continued, and (z) the nature of the proposed conversion or continuation.

(c) Any Request for Conversion/Continuation (or telephonic notice in lieu thereof) shall be irrevocable and Borrower shall be obligated to convert or continue in accordance therewith.

(d) No Borrowing (or portion thereof) may be converted into, or continued as, a LIBOR Rate Borrowing with an Interest Period that ends after the Final Termination Date.

2.8 Mandatory Repayment.

(a) The Revolving Credit Facility Commitment shall terminate on the Final Termination Date, and the Loans shall convert into a term loan and shall be repayable as provided in Section 2.3(f) hereof. On the Final Termination Date all remaining outstanding Loans, all interest that has accrued and remains unpaid thereon, all unpaid fees, costs, or expenses that are payable hereunder or under any other Loan Document, and all other Obligations immediately shall each become due and payable in full, without notice or demand.

(b) In the event that, at any time, the Revolving Credit Facility Usage exceeds the then extant amount of the Revolving Credit Facility Commitment, then, and in each such event, Borrower immediately shall repay the amount of such excess to Lender.

(c) All prepayments of the Loans made pursuant to this Section 2.8 after the date when the Loans have been converted into a term loan pursuant to the provisions of Section 2.3(e) shall be applied pro rata against the remaining installments of principal due in respect thereof.

2.9 Voluntary Prepayments. Borrower shall have the right, at any time and from time to time, to prepay the Loans without penalty or premium. Borrower shall give Lender notice of any such prepayment with respect to Base Rate Loans and not less than two (2) Eurodollar Business Days prior written notice of any such prepayment with respect to LIBOR Rate Loans. In each case, such notice shall specify the date on which such prepayment is to be made (which shall be a Business Day or Eurodollar Business Day, as applicable), and the amount of such prepayment. Each such prepayment shall be in an aggregate minimum amount of $100,000, and integral multiples of $50,000 in excess of such amount, in each case, and shall include interest accrued on the amount prepaid to, but not including, the date of payment in accordance with the terms hereof (or, in each case, such lesser amount constituting the amount of all Loans then outstanding). All prepayments of the Loans made pursuant to this Section 2.9 after the date when the Loans have been converted into a term loan pursuant to the provisions of Section 2.3(e) shall be applied pro rata against the remaining installments of principal due in respect thereof Borrower may prepay any LIBOR Rate Loan provided that if the prepayment is made prior to the end of the Interest Period, such prepayment is accompanied by a fee (“LIBOR Prepayment Fee”) equal to the amount, if any, by which (i) the additional interest which would have been earned by Lender had the LIBOR Rate Loan not been prepaid, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such prepayment to the last day of the then current Interest Period therefore, exceeds (ii) the interest which would have been recoverable by Lender by placing the amount of the LIBOR Rate Loan on deposit in the LIBOR market for a period starting on the date on which it was prepaid and ending on the last day of the applicable Interest Period. Lender’s calculation (which shall be reasonably detailed and delivered to Borrower) of the LIBOR Prepayment Fee will be deemed conclusive absent manifest error.

2.10 Closing Fee. Borrower shall pay a fee (the “Closing Fee”) to Lender in the amount of $125,000. The Closing Fee shall be due and payable on the Closing Date.

2.11 Unused Commitment Fee. Borrower shall pay a fee (the “Unused Commitment Fee”) to Lender quarterly in arrears, commencing on the first day of the first fiscal quarter of Borrower following the Closing Date, and continuing on the first day of each fiscal quarter of Borrower thereafter so long as the Revolving Credit Facility Commitment is extant. The Unused Commitment Fee shall be equal to 0.25% per annum times the average daily amount of the unfunded portion of the Revolving Credit Facility Commitment and shall be calculated, as set forth in Section 2.5 hereof, on the basis of a year of 360 days for the actual number of days elapsed. In the case of the first date on which the Unused Commitment Fee is payable, such fee shall be calculated based upon the period from and after the Closing Date to the last day of the fiscal quarter of Borrower during which the Closing Date occurs.

2.12 Maintenance of Loan Account; Statements of Obligations. Lender shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Loans made by Lender to Borrower or for Borrower’s account and with all other payment Obligations, including all accrued interest, fees and expenses (in each case, as and when payable hereunder or under the other Loan Documents). Lender shall render statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all expenses owing, and such statements shall be conclusively presumed to be correct and accurate (absent manifest error) and constitute an account stated between Borrower and Lender unless, within 60 days after receipt thereof by Borrower, Borrower shall deliver to Lender written objection thereto describing the error or errors contained in any such statements.

2.13 Increased Costs. If after the Closing Date, the adoption of, or any change in, any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Lender with any request, guideline, or directive (irrespective of whether having the force of law) of any Governmental Authority (a “Regulatory Change”) shall impose, modify, or deem applicable any reserve, special deposit, or similar requirement (including any such requirement imposed by the Federal Reserve Board, but excluding with respect to any LIBOR Rate Loan any such requirement included in the calculation of the Base LIBOR Rate, as applicable) against Assets of, deposits with, or for the account of, or credit extended by, Lender or shall impose on Lender or the interbank eurodollar market any other condition affecting its LIBOR Rate Loans, as applicable, or its obligation to make LIBOR Rate Loans, as applicable, then, Lender may, by written notice given to Borrower, require Borrower to pay to Lender, within 10 days after demand, such additional amounts as shall compensate Lender for any such increased cost, reduction, loss, or expense actually incurred by Lender in connection with the Loans for preceding the date on which such notice is given during each fiscal quarter thereafter. Any such request for compensation by Lender under this Section 2.13 shall set forth the basis of calculation thereof in reasonable detail, shall be delivered to Borrower and shall, in the absence of manifest error, be conclusive and binding for all purposes. Notwithstanding anything to the contrary in this Section, Borrower shall not be required to compensate Lender pursuant to this Section for any amounts incurred more than 180 days prior to the date that Lender notifies Borrower of its intention to claim compensation therefor.

2.14 Suspension of LIBOR Rate Loans. If Lender, on any Eurodollar Business Day, is unable to determine the Base LIBOR Rate applicable for a new, continued, or converted LIBOR Rate Loan for any reason, or any law, regulation, or governmental order, rule or determination, makes it unlawful for Lender to make a LIBOR Rate Loan, Borrower’s right to select LIBOR Rate Loans will be suspended until Lender is again able to determine the Base LIBOR Rate or make LIBOR Rate Loans, as the case may be. During such suspension, new Loans, outstanding Base Rate Loans, and LIBOR Rate Loans whose Interest Periods terminate may only be Base Rate Loans. Any such determination shall, in the absence of manifest error, be conclusive and binding for all purposes.

2.15 Funding Sources. Nothing herein shall be deemed to obligate Lender to obtain the funds to make any Loan in any particular place or manner and nothing herein shall be deemed to constitute a representation by Lender that it has obtained or will obtain such funds in any particular place or manner.

2.16 Place of Borrowings. All Borrowings made hereunder shall be disbursed by credit to Borrower’s Designated Account or as may otherwise be agreed to between Borrower and Lender.

2.17 Survivability. Borrower’s obligations under Section 2.13 hereof shall survive repayment of the Loans made hereunder and termination of the Revolving Credit Facility Commitment for a period of 90 days.

ARTICLE III

CONDITIONS TO LOANS

3.1 Conditions Precedent to Initial Loan. The obligation of Lender to make its initial Loan hereunder is, in addition to the conditions set forth in Section 3.2 hereof, subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or before the Closing Date:

(a) Borrower shall have executed and delivered to Lender the Disclosure Statement required under this Agreement. The form and content of the Disclosure Statement shall be satisfactory to Lender;

(b) Lender shall have received the Guaranty, the Intercompany Subordination Agreement, the Security Agreements, the Stock Pledge Agreement, and each other Loan Document, each duly executed and delivered by each party thereto;

(c) Lender shall have received the written opinions, dated the date of this Agreement, of counsel to Borrower, substantially in the form and substance of Exhibit 3.1(c) attached hereto, or otherwise in form and substance reasonably satisfactory to Lender and its counsel;

(d) Lender shall have received a certificate of status with respect to Holdings, Borrower, and each Guarantor, each dated within 10 days of the date of this Agreement, such certificate to be issued by the Secretary of State of Delaware, which certificates shall indicate that Holdings, Borrower, and Guarantor are in good standing in such State;

(e) Lender shall have received a copy of the Governing Documents of Holdings, Borrower, and each Guarantor, certified by the Secretary of Holdings, Borrower and each Guarantor, as applicable;

(f) Lender shall have received a copy of the Management Agreement, certified by the secretary of Borrower, which shall be in form and substance satisfactory to Lender;

(g) Lender shall have received a signature and incumbency certificate of the Responsible Officers of Borrower executing this Agreement, the Intercompany Subordination Agreement, the Security Agreement, Stock Pledge Agreement, and the other Loan Documents to which Borrower is a party, certified by a Secretary of Borrower;

(h) Lender shall have received a signature and incumbency certificate of the Responsible Officers of each Guarantor executing the Guaranty, the Intercompany Subordination Agreement, the applicable Security Agreement, the applicable Stock Pledge Agreement, and the other Loan Documents to which such Guarantor is a party, certified by a Secretary of such Guarantor;

(i) Lender shall have received full payment of all of the fees, costs, and expenses of Lender (including the Closing Fee and the reasonable fees and expenses of Lender’s counsel) incurred in connection with the preparation, negotiation, execution, and delivery of the Loan Documents;

(j) Lender shall have received form FR U1, with Part I completed in substantially the form attached hereto as Exhibit 3.1(j) and executed by Borrower;

(l) Lender shall have received a certificate executed by a Responsible Officer of Borrower to the effect that Borrower and each of its Subsidiaries has each obtained all orders, consents, approvals, and other authorizations and having made all filings and other notifications (governmental or otherwise) required in connection with the Loan Documents, other than orders, consents, approvals, authorizations, or filings the failure to obtain or file, as applicable, which could not reasonably be expected to have a Material Adverse Effect on Borrower and the Guarantors, taken as a whole;

(l) Lender shall have received a copy of the resolutions of Borrower and each Guarantor, certified as of the Closing Date by a Responsible Officer thereof, authorizing (A) the transactions contemplated by the Loan Documents to which such Person is or will be a party, and (B) the execution, delivery and performance by such Person of each Loan Document to which such Person is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

(m) no litigation, inquiry, other action or proceeding (governmental or otherwise), or injunction or other restraining order shall be pending or overtly threatened that could have, in the reasonable opinion of Lender: a Material Adverse Effect on Borrower and the Guarantors, taken as a whole;

(n) Lender shall have received a certificate of insurance, together with the endorsements thereto, in favor of Lender with respect to each of its insurance policies which is in form and substance satisfactory to Lender, together with a copy of each underlying insurance policy issued for the benefit of the Loan Parties; and

(o) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance reasonably satisfactory to Lender and its counsel.

3.2 Conditions Precedent to All Loans. The obligation of Lender to make each Loan hereunder is subject to the fulfillment, at or prior to the time of the making of such Loan, of each of the following conditions:

(a) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (except to the extent that such representations and warranties solely relate to an earlier date);

(b) no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the date of such Loan, nor shall either result from the making of such Loan; and

(c) Borrower shall have delivered to Lender a Request for Borrowing pursuant to the terms of Section 2.6 hereof.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF BORROWER

Borrower makes the following representations and warranties which, except as set forth in the Disclosure Statement with a specific reference to the Section of this Article IV affected thereby, shall be true and correct in all respects as of the Closing Date (or, to the extent that such representations and warranties relate solely to an earlier date, on and as of such earlier date), and shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) at and as of the date of each Loan made thereafter as though made on and as of the date of the making of such Loan (or, to the extent that such representations and warranties relate solely to an earlier date, on and as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement and the making of the Loans:

4.1 Due Organization. Borrower is a duly organized and validly existing limited liability company in good standing under the laws of the State of Delaware and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect. Each Guarantor is a duly organized and validly existing limited liability company or limited partnership, as applicable, in good standing under the laws of the State of Delaware and is duly qualified to conduct business in all jurisdictions where its failure to do so could reasonably be expected to have a Material Adverse Effect.

4.2 Interests in Borrower and its Subsidiaries.

(a) As of the Closing Date, all of the interests in Borrower and its Subsidiaries are owned by the Persons identified in the Disclosure Statement.

(b) Borrower may amend the Disclosure Statement with respect to this Section 4.2 to reflect changes that would not, individually or in the aggregate result in a Change of Control Event.

4.3 Requisite Power and Authorization. Borrower has all requisite power to execute and deliver this Agreement and the other Loan Documents to which it is a party, and to borrow the sums provided for in this Agreement. Each Guarantor has all requisite power to execute and deliver the Loan Documents to which it is a party. Borrower and each Guarantor has all governmental licenses, authorizations, consents, and approvals necessary to own and operate its Assets and to carry on its businesses as now conducted. The execution, delivery, and performance of this Agreement and the other Loan Documents have been duly authorized by Borrower and all necessary action in respect thereof has been taken, and the execution, delivery, and performance thereof do not require any consent or approval of any other Person that has not been obtained. The execution, delivery, and performance of the Loan Documents to which it is a party have been duly authorized by each Guarantor and all necessary action in respect thereof has been taken, and the execution, delivery, and performance of the Loan Documents to which a Guarantor are a party do not require any consent or approval of any other Person that has not been obtained.

4.4 Binding Agreements. This Agreement and the other Loan Documents to which Borrower is a party, when executed and delivered by Borrower, will constitute, the legal, valid, and binding obligations of Borrower, enforceable against Borrower in accordance with their terms, and the Loan Documents to which the Guarantors are a party, when executed and delivered by the Guarantors, will constitute, the legal, valid, and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, in each case except as the enforceability hereof or thereof may be affected by: (a) bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, and (b) the limitation of certain remedies by certain equitable principles of general applicability.

4.5 Other Agreements. The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, and the execution, delivery and performance by the Guarantors of the Loan Documents to which they are a party, do not and will not: (a) violate (i) Regulations T, U, and X of the Federal Reserve Board, (ii) any provision of any other federal (including the Exchange Act), state, or local law, rule, or regulation binding on Borrower or any Guarantor, in any material respect, (iii) any order of any domestic Governmental Authority, court, arbitration board, or tribunal binding on Borrower or any Guarantor, or (iv) the Governing Documents of Borrower or any Guarantor, or (b) in any material respect contravene any provisions of, result in a breach of, constitute (with the giving of notice or the lapse of time) a default under, or result in the creation of any Lien (other than a Permitted Lien) upon any of the Assets of Borrower or any Guarantor pursuant to, any material Contractual Obligation of Borrower or any Guarantor.

4.6 Litigation: Adverse Facts.

(a) There is no action, suit, proceeding, or arbitration (irrespective of whether purportedly on behalf of Borrower or any of its Subsidiaries) at law or in equity, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, pending or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or any of its Subsidiaries, that, if adversely determined to Borrower and its Subsidiaries, reasonably could be expected to have a Material Adverse Effect;

(b) None of Borrower or any of its Subsidiaries is: (i) in violation of any law, ordinance, rule or resolutions to which it or any of its Assets is subject or (ii) subject to or in default with respect to any final judgment, writ, injunction, decree, rule, or regulation of any court or of any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, in each case that reasonably could be expected to have a Material Adverse Effect; and

(c) (i) there is no action, suit, proceeding or, to the Borrower’s knowledge, investigation pending or, to Borrower’s knowledge, threatened in writing against or affecting Borrower or any of its Subsidiaries that questions the validity or the enforceability of this Agreement or other the Loan Documents, and (ii) there is no action, suit, or proceeding pending against or affecting Borrower or any of its Subsidiaries pursuant to which, on the date of the making of any Loan hereunder, there is in effect a binding injunction that could materially and adversely affect the validity or enforceability of this Agreement or the other Loan Documents.

4.7 Government Consents. Other than such as may have previously been obtained, filed, or given, as applicable, no consent, license, permit, approval, or authorization of, exemption by, notice to, report to or registration, filing, or declaration with, any governmental authority or agency is required in connection with the execution, delivery, and performance by Borrower and the Guarantors of the Loan Documents to which they are a party, except any filings contemplated by the Loan Documents.

4.8 Title to Assets; Liens. Except for Permitted Liens, all of the Assets of Borrower and its Subsidiaries are free from all Liens of any nature whatsoever. Except for Permitted Liens, Borrower and its Subsidiaries have good and sufficient title to all of their respective material Assets reflected in their books and records as being owned by them or their nominee. Neither this Agreement, nor any of the other Loan Documents, nor any transaction contemplated under any such agreement will affect any right, title, or interest of Borrower or any of its Subsidiaries in and to any of the material Assets of Borrower or any of its Subsidiaries except for the security interests and the subordination of rights contemplated hereby.

4.9 Payment of Taxes. All federal tax returns and reports and all other material state and other tax returns of Borrower and its Subsidiaries (and all taxpayers with which Borrower or its Subsidiaries is or has been consolidated or combined) required to be filed by it has been timely filed (inclusive of any permitted extensions), and all Taxes, assessments, fees, amounts required to be withheld and paid to a Governmental Authority and all other governmental charges upon Borrower and its Subsidiaries, and upon their Assets, income, and franchises, that are due and payable have been paid, except to the extent that such Tax, assessment, charge, or claim is subject to a Permitted Protest. As of the date hereof, Borrower has not received written notice of any proposed, asserted, or assessed (x) tax deficiency with respect to any federal and state taxes or (y) material tax deficiency with respect to any other taxes against it or any of its Subsidiaries.

4.10 Governmental Regulation.

(a) Borrower and its Subsidiaries are not, nor immediately after the application by Borrower of the proceeds of the Loans will they be, subject to regulation under the Investment Company Act of 1940, as amended.

(b) Borrower and each of its Subsidiaries, is, to the extent required thereby, duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Each of Borrower and each of its Subsidiaries is, to the extent that any such Person is required to be registered as an “investment company” under the Investment Company Act, duly registered as such thereunder or properly exempt.

(c) Borrower is not required to be duly registered as a broker-dealer under applicable law. Each Subsidiary of Borrower that is required to be so registered is so duly registered and is a member of a self-regulatory organization, such as NASD or is properly registered with any other Governmental Authority under applicable law.

(d) Each Subsidiary of Borrower registered as a broker-dealer has not exceeded the business activities enumerated in any applicable restriction or membership agreement or other limitations imposed in connection with its regulations with any Governmental Authority, including the NASD, and such registration, membership and membership agreement does not limit its ability to enter into the Loan Documents to which it is a party.

(e) Borrower and each of its Subsidiaries and each of their respective members, partners, officers and directors, as the case may be, is duly registered, licensed or qualified as an investment adviser, broker-dealer representative, or agent in each State of the United States where the conduct of its business requires the registration, licensing, qualification or membership and is in compliance in all material respects with applicable laws requiring such registration, licensing, qualification or membership.

(f) None of Borrower or any of its Subsidiaries is subject to regulation under the Federal Power Act, the Interstate Commerce Act, or any federal, state, or local law, rule, or regulation generally limiting its ability to incur Debt (other than Regulation T of the Federal Reserve Board).

4.11 Disclosure. No representation or warranty of Borrower or any Guarantor (or any other written information) contained in this Agreement or any other document, certificate, or written statement furnished to Lender by or on behalf of Borrower with respect to the business, operations, Assets, or condition (financial or otherwise) of Borrower and the Guarantors (other than financial projections or any pro forma financial information), taken as a whole, for use solely in connection with the transactions contemplated by this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not materially misleading. There has not been a Material Adverse Change since December 31, 2006. All financial projections are based on good faith estimates and assumptions of management believed to be reasonable at the time such financial projections were prepared.

4.12 Debt. Neither Borrower nor any of its Subsidiaries has any Debt outstanding other than Debt permitted by Section 6.1 hereof.

4.13 Existing Defaults. Neither Borrower nor any of its Subsidiaries is in default in the performance, observance of any of the obligations, contained in any material Contractual Obligation applicable to it, except where any such default reasonably could not be expected to have a Material Adverse Effect.

4.14 No Default.

No Event of Default or Unmatured Event of Default has occurred and is continuing.

4.15. Immaterial Subsidiaries. The Inactive Subsidiaries do not have an ownership interest in any material assets and do not engage in any material business activity.

ARTICLE V

AFFIRMATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolving Credit Facility Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article V affected thereby concerning matters which do not conform to the covenants of this Article V, Borrower will, and will cause each of its Subsidiaries to do each and all of the following:

5.1 Accounting Records and Inspection. (a) Maintain adequate financial and accounting books and records in accordance with sound business practices and GAAP consistently applied, (b) permit any representative of Lender upon reasonable notice to Borrower, at any time during usual business hours, to inspect, audit, and examine such books and records and to make copies and take extracts therefrom, and to discuss its affairs, financing, and accounts with Borrower’s or the applicable Subsidiary’s officers and independent public accountants (provided that a representative of Borrower shall be present at any such discussion), and (c) furnish Lender with any information reasonably requested by Lender regarding Borrower’s or its Subsidiaries’ business or finances promptly upon request.

5.2 Financial Statements and Other Information. Furnish to Lender:

(a) Within 120 days after the end of each fiscal year of Borrower, an annual report containing a statement of assets, liabilities, and capital as of the end of such fiscal year, and statements of operations and cash flows, for the year then ended, all of which shall be accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of BDO Seidman, LLP or another independent certified public accountants of recognized standing selected by Borrower and satisfactory to Lender (which opinion shall be without (i) a “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit, or (iii) any qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.14);

(b) Within 45 days after the end of each of the first three quarters of each fiscal year of Borrower, a financial report containing a statement of assets, liabilities, and capital, statements of operations and cash flows;

(c) Within 45 days after the end of each quarter of each fiscal year of Borrower, a Compliance Certificate duly executed by the chief financial officer of Borrower stating that he or she has individually reviewed the provisions of this Agreement, the other Loan Documents, that (i) the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to year-end audit adjustments) and fairly present in all material respects the financial condition of Borrower and its Subsidiaries, (ii) Borrower and its Subsidiaries are in compliance with the financial covenants set forth in Section 6.14 and attaching the calculations of such financial covenants as of the end of such fiscal quarter, and (iii) a review in reasonable detail of the activities of Borrower and its Subsidiaries during such year or quarterly period, as the case may be, has been made by or under such individual’s supervision, with a view to determining whether Borrower and such Subsidiaries have fulfilled all of its obligations under this Agreement, and the other Loan Documents, and that such review has not disclosed the existence on and as of the date thereof of any event or condition that constitutes an Unmatured Event of Default or an Event of Default, or if such an Unmatured Event of Default or an Event of Default exists, specifying all such Unmatured Event of Defaults or Event of Defaults of which such individual has knowledge;

(d) if not otherwise provided pursuant to clause (a) or (b), above, as applicable, then, contemporaneously with each quarterly and year-end financial report required by clauses (a) and (b) of this Section 5.2, a certificate of the chief financial officer of Borrower separately identifying and describing all material Contingent Obligations of Borrower and its Subsidiaries;

(e) notice, as soon as possible and, in any event, within 5 days after Borrower has knowledge, of: (i) the occurrence of any Event of Default or any Unmatured Event of Default; or (ii) any default or event of default as defined in any evidence of any Debt in excess of $500,000 of Borrower or under any agreement, indenture, or other instrument under which such Debt has been issued, irrespective of whether such Debt is accelerated or such default waived. In any such event, Borrower also shall supply Lender with a statement from Borrower’s chief financial officer or general counsel setting forth the details thereof and the action that Borrower proposes to take with respect thereto;

(f) as soon as practicable, any written report pertaining to material items in respect of Borrower’s and its Subsidiaries’ internal control matters submitted to Borrower or such Subsidiary by its independent accountants in connection with each annual audit of the financial condition of Borrower and its Subsidiaries;

(g) as soon as practicable, after Borrower has knowledge of, written notice (i) of any condition or event which has resulted or reasonably could be expected to result in a Material Adverse Effect or (ii) that any Person has given written notice to the Borrower of a material breach of, or noncompliance with, any material term, condition, or covenant of any material Contractual Obligation of Borrower or any of its Subsidiaries involving an alleged liability of Borrower or any of its Subsidiaries in excess of $2,000,000;

(h) promptly upon becoming aware of any Person’s seeking to obtain or threatening to seek to obtain a decree or order for relief with respect to Borrower or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, a written notice thereof specifying what action Borrower is taking or proposes to take with respect thereto;

(i) promptly, copies of all material amendments to the Governing Documents of Borrower or any of its Subsidiaries;

(j) prompt notice of:

(i) all legal or arbitral proceedings, and all proceedings by or before any governmental or regulatory authority or agency, against or, to the knowledge of Borrower, threatened in writing against or affecting Borrower or any of its Subsidiaries which, if adversely determined, reasonably could be expected to have a Material Adverse Effect; and

(ii) the issuance by any United States of America federal or state court or any United States of America federal or state regulatory authority of any injunction, order, or other restraint prohibiting, or having the effect of prohibiting or delaying, the making of the Loans, or the institution of any litigation or similar proceeding seeking any such injunction, order, or other restraint;

(k) upon request by Lender and, within 5 Business Days after the filing thereof with the appropriate Governmental Authority, copies of Focus Reports for Borrower and each of its Subsidiaries;

(l) prompt notice of knowledge of or receipt of written notice of any proposed, asserted, or assessed (x) tax deficiency with respect to any federal taxes or (y) material tax deficiency with respect to any other taxes against it or any of its Subsidiaries; and

(m) promptly, such other information and data with respect to Borrower or any of its Subsidiaries, as from time to time may be reasonably requested by Lender.

5.3 Existence. Preserve and keep in full force and effect, at all times, its existence, except as expressly permitted hereunder.

5.4 Payment of Taxes and Claims. Pay all Taxes, assessments, and other governmental charges imposed upon it or any of its Assets or in respect of any of its businesses, incomes, or Assets before any penalty or interest accrues thereon, and all claims (including claims for labor, services, materials, and supplies) for sums which have become due and payable and which by law have or may become a Lien upon any of its Assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, however, that no such Tax, assessment, charge, or claim need be paid if it is subject to a Permitted Protest.

5.5 Compliance with Laws. Comply in all material respects with the requirements of all applicable laws, rules, regulations (including Regulations T, U and X of the Federal Reserve Board), and orders of any Governmental Authority, noncompliance with which could reasonably be expected to have a Material Adverse Effect.

5.6 Further Assurances. At any time or from time to time upon the request of Lender, execute and deliver such further documents and do such other acts and things as Lender may reasonably request in order to effect fully the purposes of this Agreement or the other Loan Documents and to provide for payment of the Loans made hereunder, with interest thereon, in accordance with the terms of this Agreement.

5.7 Formation of Subsidiaries. At the time that (x) Borrower or any Guarantor forms any domestic Subsidiary or acquires any domestic Subsidiary after the Closing Date which specifically is included as a Guarantor in clause (b) of the definition of “Guarantor” or (y) Lender requests that any Person that was an Immaterial Subsidiary on the Closing Date become a Guarantor, (a) cause such new Subsidiary to provide to Lender a Guaranty, a Security Agreement, a Stock Pledge Agreement, and a joinder to the Intercompany Subordination Agreement, together with such other security documents, as well as appropriate UCC-1 financing statements, all in form and substance satisfactory to Lender (including being sufficient to grant Lender a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Lender a pledge agreement and appropriate certificates and powers or UCC-1 financing statements, hypothecating all of the direct or beneficial ownership interest of Borrower or a Guarantor in such new Subsidiary, in form and substance satisfactory to Lender, (c) if such Subsidiary is a limited liability company or limited partnership formed under the laws of Delaware, the limited liability company agreement, limited partnership agreement, or other similar Governing Documents shall be in form and substance reasonably satisfactory to Lender, and (d) upon a Lender’s request provide to Lender all other documentation, including one or more opinions of counsel satisfactory to Lender, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.7 shall be a Loan Document.

ARTICLE VI

NEGATIVE COVENANTS OF BORROWER

Borrower covenants and agrees that, so long as any portion of the Revolving Credit Facility Commitment under this Agreement shall be in effect and until payment, in full, of the Loans, with interest accrued and unpaid thereon, any other Obligations and any other amounts due hereunder, and any other amounts due hereunder, and except as set forth in the Disclosure Statement with specific reference to the Section of this Article VI affected thereby concerning matters which do not conform to the covenants of this Article VI, Borrower will not, and will not permit any of its Subsidiaries to do any of the following:

6.1 Debt. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Debt, except:

(a) the Obligations and any other Debt evidenced by this Agreement and the other Loan Documents or other Debt in favor of Lender;

(b) Debt resulting from Capitalized Leases or purchase money obligations entered into in the ordinary course of business, in an aggregate outstanding amount not in excess of $250,000 at any one time;

(c) Contingent Obligations resulting from the endorsement of instruments for collection in the ordinary course of business;

(d) Intentionally Omitted.

(e) Debt outstanding as of the Closing Date and listed on the Disclosure Statement in respect of Section 6.1 and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof);

(f) Debt incurred by any Broker-Dealer Subsidiary under customary terms in the ordinary course of business;

(g) Debt incurred by Borrower and owed to any Subsidiary of Borrower or Debt incurred by any Subsidiary to Borrower and owed to Borrower or any other Subsidiary of Borrower; provided that, in the case of Debt owed by or to an Obligor, such Obligor and such other Subsidiary of Borrower each is a party to the Intercompany Subordination Agreement;

(h) Debt of any Person that shall have become a Subsidiary after the Closing Date; provided that such Debt shall have existed at the time such Person becomes a Subsidiary and shall not have been created in contemplation of or in connection with such Person becoming a Subsidiary, and any refinancings, refundings, renewals or extensions thereof (without increasing the principal amount or shortening the maturity thereof);

(i) Debt in favor of Pershing and other clearing brokers, as applicable in the ordinary course of business;

(j) Contingent Obligations incurred in the ordinary course of business by the Borrower or any of its Subsidiaries which is in respect of Debt of the Borrower and its Subsidiaries that is otherwise permitted under this Agreement; and

(k) additional Debt of Borrower and its Subsidiaries in an aggregate principal amount not to exceed $500,000 at any time outstanding.

6.2 Liens.

(a) Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its Assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except Permitted Liens, or

(b) enter into, assume, or permit to exist any agreement to refrain from granting Liens to or for the benefit of Lender; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or pursuant to this Agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any asset pending such sale, provided such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof; and (iv) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to Permitted Liens if such restrictions or conditions (x) apply only to the property or assets that are subject (and are permitted to be subject) to such Permitted Liens and (y) are enforceable and are effective under applicable law (including Sections 9406, 9407 and 9408 of the Code).

6.3 Investments. No Obligor shall make any Investment in any Subsidiary of Borrower that is not an Obligor for the purpose of preventing the proceeds of such Investment from continuing to be included in the Collateral.

6.4 Intentionally Omitted.

6.5 Distributions. Make or declare, directly or indirectly, any dividend or other distribution (in cash, return of capital, or any other form of Assets other than in the form of Securities of the Person making such distribution) on, or make any other payment or distribution on account of, or set aside Assets for a sinking or other similar fund for the purchase, redemption, or retirement of, or redeem, purchase, retire, or otherwise acquire any interest of any class in Borrower, whether now or hereafter outstanding, or grant or issue any warrant, right, or option pertaining thereto, or other security convertible into any of the foregoing, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or Assets or in obligations (collectively, a “Distribution”) except the amount of Permitted Tax Distributions for such calendar year and unless (a) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result from such Distribution, and (b) after giving effect to such Distribution, any such Distribution does not result in a reduction of the Net Worth of the Borrower below the Net Worth of the Borrower calculated as of December 31, 2006.

6.6 Restriction on Fundamental Changes. Change its name, change the nature of its business from the business conducted by Borrower and its Subsidiaries on the Closing Date (and complementary businesses reasonably related thereto), enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its partnership interests (whether limited or general) or membership interests, as applicable, or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or Assets, whether now owned or hereafter acquired except:

(a) Borrower or any of its Subsidiaries may sell Assets in accordance with the provisions of Section 6.7 hereof;

(b) Borrower or any of its Subsidiaries may merge or consolidate with any Person; provided, that (i) in the case of any merger or consolidation involving Borrower, Borrower shall be the continuing or surviving corporation; (ii) in the case of any merger or consolidation involving a Broker-Dealer Subsidiary, the surviving entity shall be a Subsidiary which is a broker-dealer, or (iii) in the case of any merger or consolidation involving a Subsidiary of Borrower that is a Guarantor, such Subsidiary of Borrower that is a Guarantor shall be the continuing or surviving corporation;

(c) any Subsidiary of the Borrower may liquidate or dissolve if such liquidation or dissolution is not materially disadvantageous to Lender and Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower; provided that (i) in the case of a liquidation or dissolution of a Guarantor, all of the proceeds of such liquidation or dissolution shall be distributed to the Borrower or another Guarantor and (ii) in the case of a liquidation or dissolution of a Broker-Dealer Subsidiary, all of the proceeds of such liquidation or dissolution shall be distributed to another Broker-Dealer Subsidiary; and

(d) upon 30 days prior written notice to Lender, Borrower or any its Subsidiaries may change its name.

6.7 Sale of Assets. Sell, assign, transfer, convey, or otherwise dispose of all or any part of its Assets, whether now owned or hereafter acquired, except for:

(a) the sale or other disposition of any of Assets of Borrower or any of its Subsidiaries in the ordinary course of business;

(b) any other sale or disposition of any of Assets of Borrower or any of its Subsidiaries for not less than the fair market value thereof, provided that the fair market value of the foregoing does not exceed $100,000 in any fiscal year of Borrower;

(c) involuntary sales or other dispositions of any of the businesses or Assets of Borrower or any of its Subsidiaries;

(d) dispositions permitted by Section 6.6;

(e) (i) the sale by any Obligor of its Assets to another Obligor, and (ii) the sale by any Subsidiary of Borrower that is not a Guarantor of its Assets to another Subsidiary of Borrower that is not a Guarantor;

(f) sales of worn out, obsolete, scrap or surplus tangible assets;

(g) liquidations of Cash Equivalents;

(h) nonexclusive licensing agreements for an intellectual property, leases and subleases, in each instance in the ordinary course of business; and

(i) disposition of assets resulting from a Casualty Event.

6.8 Transactions with Shareholders and Affiliates. Enter into or permit to exist, directly or indirectly, any transaction (including the purchase, sale, lease, or exchange of any Asset or the rendering of any service) (other than transactions in de minimis amounts and for consideration which consists of Securities of Borrower or any Subsidiary) with any Affiliate of Borrower (other than Borrower or any Subsidiary of Borrower), on terms that are less favorable to Borrower than those terms that might be obtained at the time from Persons who are not such an Affiliate of Borrower, or if such transaction is not one in which terms could be obtained from such other Person on terms that are not negotiated in good faith on an arm’s length basis. Prior to Borrower or any of its Subsidiaries engaging in any such transaction described in this Section 6.8, other than transactions in de minimis amounts, Borrower shall determine that such transaction has been negotiated in good faith and on an arm’s length basis.

6.9 Conduct of Business. Engage in any business other than the businesses in which it is permitted to conduct under its Governing Documents, or any businesses or activities substantially similar or related thereto.

6.10 Amendments or Waivers of Certain Documents; Actions Requiring the Consent of Lender. Without the prior written consent of Lender which consent shall not unreasonably be withheld, agree to any amendment to or waiver of the terms or provisions of its Governing Documents except for: (i) immaterial amendments or waivers permitted by such Governing Documents not requiring the consent of the holders of the Securities in Borrower or the applicable Subsidiary, as applicable; (ii) amendments or waivers which would not, either individually or collectively, be materially adverse to the interests of Lender; and (iii) an amendment and restatement of certain of the Borrower’s Governing Documents on or after the Closing Date substantially in the form attached hereto on Exhibit 6.10.

6.11 Use of Proceeds. Use the proceeds of the Loans made hereunder for any purpose other than, consistent with the terms and conditions hereof (including Section 6.13 hereof), to fund Investments, to fund Borrower’s working capital needs in the ordinary course of its business and for general corporate purposes.

6.12 Immaterial Subsidiaries. Permit any Inactive Subsidiary to (a) to have an ownership interest in any material assets, or (b) engage in any material business activity.

6.13 Margin Regulation. Use any portion of the proceeds of any of the Loans either (i) in any manner which might cause the Borrowing, the application of such proceeds, or the transactions contemplated by this Agreement to violate Regulations T, U or X of the Federal Reserve Board, or any other regulation of such board, or to violate the Exchange Act, or to violate the Investment Company Act of 1940, as amended or (ii) whether directly or indirectly by Borrower or any of its Subsidiaries, to buy or carry any Margin Securities other than with the proceeds of a Special Purpose Investment.

6.14 Financial Covenants.

(a) Maximum Debt Leverage Ratio. Have a Leverage Ratio for Borrower and its Subsidiaries, as of the last day of any fiscal quarter of Borrower, of more than 1.50:1.00.

(b) Minimum Net Worth. Fail to maintain Net Worth for Borrower and its Subsidiaries, as of the last day of each fiscal quarter of Borrower, of at least $19,000,000.

(c) Minimum Fixed Charge Coverage Ratio. Fail to maintain a Fixed Charge Coverage Ratio for Borrower and its Subsidiaries, measured as of the last day of each fiscal quarter of Borrower, for each twelve month period ending on any such date, of at least 1.25:1.00.

(d) Minimum Asset Coverage Ratio. Fail to maintain an Asset Coverage Ratio for Borrower and its Subsidiaries of at least 1.00:1.00 as measured for each applicable calendar quarter as of March 31, June 30, September 30, and December 31.

ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

7.1 Events of Default. The occurrence of any one or more of the following events, acts, or occurrences shall constitute an event of default (“Event of Default”) hereunder:

(a) Failure to Make Payments When Due. Borrower shall fail to pay (i) any amount owing hereunder with respect to the principal of any of the Loans or Obligations when such amount is due or (ii) any amount owing hereunder with respect to, interest on any of the Loans, or with respect to any other Obligations or other amounts (including fees, costs, or expenses) payable in connection herewith or the other Loan Documents (solely in the case of this clause (ii)) within (3) days after the date when such amount is due, in each case of clauses (i) and (ii) hereof, whether at stated maturity, by acceleration, or otherwise;

(b) Breach of Certain Covenants.

(i) Borrower shall fail to perform or comply fully with any covenant, term, or condition contained in Sections 5.1(b), 5.2, or 5.3 or in Article VI; or

(ii) Borrower or any Guarantor shall fail to perform or comply fully with any other covenant, term, or condition contained in this Agreement or other Loan Documents to which it is a party and such failure shall not have been remedied or waived within 30 days after the occurrence thereof; provided, however, that this clause (iii) shall not apply to: (1) the covenants, terms, or conditions referred to in any other subsections of this Section 7.1; or (2) the covenants, terms, or conditions referred to in clause (i) above of this subsection (b);

(c) Breach of Representation or Warranty. Any representation, warranty, or certification made or furnished by Borrower or any Guarantor under this Agreement or any other Loan Document or in any financial statement, statement, document, letter, or other writing or instrument furnished or delivered by or on behalf of Borrower or any Guarantor to Lender pursuant to or in connection with this Agreement or any other Loan Document to which it is a party, or as an inducement to Lender to enter into this Agreement or any other Loan Document shall have been false, incorrect, or incomplete in any material respect when made or reaffirmed, as the case may be (except to the extent that such representations and warranties solely relate to an earlier date);

(d) Involuntary Bankruptcy.

(i) If an involuntary case seeking the liquidation or reorganization of Borrower or any of its Subsidiaries under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code or any similar proceeding shall be commenced against Borrower or any of its Subsidiaries under any other applicable law and any of the following events occur: (1) such Person consents to the institution of the involuntary case or similar proceeding; (2) the petition commencing the involuntary case or similar proceeding is not timely controverted; (3) the petition commencing the involuntary case or similar proceeding is not dismissed within 60 days of the date of the filing thereof; provided, however, that, during the pendency of such period, Lender shall be relieved of its obligation to make additional Loans; (4) an interim trustee is appointed to take possession of all or a substantial portion of the Assets of Borrower or any of its Subsidiaries; or (5) an order for relief shall have been issued or entered therein;

(ii) A decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer having similar powers over Borrower or any of its Subsidiaries to take possession of all or a substantial portion of its Assets shall have been entered and, within 60 days from the date of entry, is not vacated, discharged, or bonded against, provided, however, that, during the pendency of such period, Lender shall be relieved of their obligation to make additional Loans;

(e) Voluntary Bankruptcy. Borrower or any of its Subsidiaries shall institute a voluntary case seeking liquidation or reorganization under Chapter 7 or Chapter 11, respectively, of the Bankruptcy Code; Borrower or any of its Subsidiaries shall file a petition, answer, or complaint or shall otherwise institute any similar proceeding under any other applicable law, or shall consent thereto; Borrower or any of its Subsidiaries shall consent to the conversion of an involuntary case to a voluntary case; or Borrower or any of its Subsidiaries shall consent or acquiesce to the appointment of a receiver, liquidator, sequestrator, custodian, trustee, or other officer with similar powers to take possession of all or a substantial portion of its Assets;

(f) Insolvency. Borrower or any of its Subsidiaries shall generally fail to pay debts as such debts become due or shall admit in writing its inability to pay its debts generally; or Borrower or any of its Subsidiaries shall make a general assignment for the benefit of creditors;

(g) Dissolution. Any order, judgment, or decree shall be entered decreeing the dissolution of Borrower or any of its Subsidiaries, and such order shall remain undischarged or unstayed for a period in excess of 60 days;

(h) Change of Control. A Change of Control Event shall occur;

(i) Judgments and Attachments. Borrower or any of its Subsidiaries shall suffer any money judgment, writ, or warrant of attachment, or similar process involving payment of money in an amount in excess of $2,000,000 (except to the extent payment in full above any applicable deductible is fully covered by insurance (whether or not any reservation of rights has been made by the insurer in connection with such coverage, but so long as the insurer provides acknowledgement of such coverage to the reasonable satisfaction of Lender), and shall not discharge, vacate, bond, or stay the same within a period of 45 days from the imposition of any of the foregoing;

(j) Cross-Default. There is a default in any Debt of Borrower or any of its Subsidiaries and such default (a) involves amounts in excess of $2,000,000 and (b) either (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Borrower’s or such Subsidiaries’ obligations thereunder or to terminate such agreement;

(k) If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by any Guarantor thereunder;

(l) If Borrower or any of its Subsidiaries makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations and any other Debt evidenced by this Agreement or any other Loan Document, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

(m) If this Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Assets covered hereby or thereby; or

(n) Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or any Guarantor, or a proceeding shall be commenced by Borrower or any Guarantor, or by any Governmental Authority having jurisdiction over Borrower or any Guarantor, seeking to establish the invalidity or unenforceability thereof, or Borrower or any Guarantor shall deny that Borrower or any Guarantor has any liability or obligation purported to be created under any Loan Document.

7.2 Remedies. Upon the occurrence of an Event of Default which is continuing:

(a) If such Event of Default arises under subsections (d) or (e) of Section 7.1 hereof, then the Revolving Credit Facility Commitment hereunder immediately shall terminate and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the other Loan Documents automatically shall become immediately due and payable, without presentment, demand, protest, notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower; and

(b) In the case of any other Event of Default, Lender, by written notice to Borrower, may declare the Revolving Credit Facility Commitment hereunder terminated and the unpaid principal amount of and any accrued and unpaid interest on the Loans and any other amounts owing hereunder or under the Loan Documents to be, and the same immediately shall become due and payable, without presentment, demand, protest, further notice, or other requirements of any kind, all of which are hereby expressly waived by Borrower.

Upon acceleration, Lender (without notice to or demand upon Borrower, which are expressly waived by Borrower to the fullest extent permitted by law), shall be entitled to proceed to protect, exercise, and enforce its rights and remedies hereunder or under the other Loan Documents, or any other rights and remedies as are provided by law or equity. Lender may determine, in its sole discretion, the order and manner in which Lender’s rights and remedies are to be exercised. All payments received by Lender shall be applied as follows (regardless of how Lender may treat the payments for the purpose of its own accounting): first, to all out-of-pocket costs and expenses (including reasonable attorneys fees and expenses) actually incurred by Lender in enforcing any Obligation of Borrower hereunder, or in collecting any payments due hereunder or under the other Loan Documents, or which Borrower is required to pay to Lender pursuant to Section 8.1 hereof, until paid in full; second, to any fees then due to Lender under the Loan Documents until paid in full; third, to any accrued and unpaid interest on the Loans, until paid in full; fourth, ratably (i) to pay the principal of all Loans owing to Lender until paid in full; and fifth, to any other Obligations, until paid in full.

ARTICLE VIII

EXPENSES AND INDEMNITIES

8.1 Expenses. Irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to pay on demand: (a) all of Lender’s actual out-of-pocket costs and expenses of preparation of this Agreement, the other Loan Documents, and all other agreements, instruments, and documents contemplated hereby and thereby, (b) the actual (but reasonable) documented fees, expenses, and disbursements of counsel to Lender in connection with the negotiation, preparation, printing, reproduction, execution, delivery, and administration of this Agreement, the other Loan Documents, and any amendments and waivers hereto or thereto, (c) filing, recording, publication, and search fees paid or incurred by or on behalf of Lender in connection with the transactions contemplated by this Agreement and the other Loan Documents, (d) all other actual out-of-pocket expenses incurred by Lender in connection with the negotiation, preparation, and execution of this Agreement, the other Loan Documents, and the making of the Loans hereunder, (e) the out-of-pocket costs and expenses incurred by Lender, in connection with audits, inspections, and appraisals contemplated by this Agreement and the other Loan Documents, and (f) all costs and expenses (including reasonable attorneys fees and costs of settlement) incurred by Lender in enforcing or collecting any Obligations of Borrower or defending the Loan Documents (including reasonable attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or any bankruptcy or insolvency proceeding concerning Borrower), irrespective of whether suit is brought. Notwithstanding the foregoing, (x) in no event shall Borrower be required to reimburse Lender for any costs or expenses incurred prior to the Closing Date that, in the aggregate, exceed $100,000, and (y) so long as no Event of Default has occurred and is continuing, Borrower shall not be required to reimburse Lender for any costs or expenses incurred by Lender in connection with more than 2 audits conducted by Lender with respect to Borrower or any of its Subsidiaries during any fiscal year of Borrower.

8.2 Indemnity. In addition to the payment of expenses pursuant to Section 8.1 hereof, and irrespective of whether the transactions contemplated hereby are consummated, Borrower agrees to indemnify, exonerate, defend, pay, and hold harmless Lender, and any holder of any interest in this Agreement, and the officers, directors, employees, and agents of and counsel to Lender and such holders (collectively the “Indemnitees” and individually as “Indemnitee”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, causes of action, judgments, suits, claims, costs, expenses, and disbursements of any kind or nature whatsoever (including, the reasonable fees and disbursements of counsel for such Indemnitees in connection with any investigation, administrative, or judicial proceeding, whether such Indemnitee shall be designated a party thereto), that may be imposed on, incurred by, or asserted against such Indemnitee, in any manner relating to or arising out of the Revolving Credit Facility Commitment, the use or intended use of the proceeds of the Loans or the consummation of the transactions contemplated by this Agreement, including any matter relating to or arising out of the filing or recordation of any of the Loan Documents which filing or recordation is done based upon information supplied by Borrower to Lender and its counsel (the “Indemnified Liabilities”); provided, however, that Borrower shall have no obligation hereunder with respect to Indemnified Liabilities arising from the gross negligence or willful misconduct of any such Indemnitee. Each Indemnitee will promptly notify Borrower of each event of which it has knowledge which may give rise to a claim under the indemnification provisions of this Section 8.2. If any investigative, judicial, or administrative proceeding arising from any of the foregoing is brought against any Indemnitee indemnified or intended to be indemnified pursuant to this Section 8.2, Borrower, will resist and defend such action, suit, or proceeding or cause the same to be resisted and defended by counsel designated by Borrower (which counsel shall be reasonably satisfactory to the Indemnitee or intended Indemnitee). Each Indemnitee will use its reasonable efforts to cooperate in the defense of any such action, writ, or proceeding. To the extent that the undertaking to indemnify, pay, and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, Borrower shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law. The obligations of Borrower under this Section 8.2 shall survive the termination of this Agreement and the discharge of Borrower’s other obligations hereunder.

ARTICLE IX

MISCELLANEOUS

9.1 No Waivers, Remedies. No failure or delay on the part of Lender, or the holder of any interest in this Agreement in exercising any right, power, privilege, or remedy under this Agreement or any of the other Loan Documents shall impair or operate as a waiver thereof, nor shall any single or partial exercise of any such right, power, privilege, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, privilege, or remedy. The waiver of any such right, power, privilege, or remedy with respect to particular facts and circumstances shall not be deemed to be a waiver with respect to other facts and circumstances. The remedies provided for under this Agreement or the other Loan Documents are cumulative and are not exclusive of any remedies that may be available to Lender, or the holder of any interest in this Agreement at law, in equity, or otherwise.

9.2 Waivers and Amendments. No amendment, modification, restatement, supplement, termination, or waiver of or to, or consent to any departure from, any provision of this Agreement or the other Loan Documents, shall be effective unless the same shall be in writing and signed by or on behalf of Lender and Borrower. Any waiver of any provision of this Agreement or the other Loan Documents and any consent to any departure of Borrower from the terms of any provisions of this Agreement or the Loan Documents shall be effective only in the specific instance and for the specific purpose for which given. In any event, no notice to, or demand on, Borrower shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

9.3 Notices. Except as otherwise provided in Sections 2.6 and 2.7 hereof, all notices, demands, instructions, requests, and other communications required or permitted to be given to, or made upon, any party hereto shall be in writing and (except for financial statements and other related informational documents to be furnished pursuant hereto which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by courier or telefacsimile and shall be deemed to be given for purposes of this Agreement on the day that such writing is received by the Person to whom it is to be sent pursuant to the provisions of this Agreement. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 9.3, notices, demands, requests, instructions, and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telefacsimile numbers) indicated on Exhibit 9.3 attached hereto.

9.4 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns; provided, however, that (x) Borrower may not assign or transfer any interest or rights hereunder without the prior written consent of Lender and (y) as long as no Event of Default has occurred and is continuing, Lender may not assign Lender’s interest and rights with respect to the Loans and the Loan Documents without the prior written consent of Borrower (such consent of Borrower not to be unreasonably withheld, delayed or conditioned). Any such prohibited assignment or transfer shall be absolutely void.

9.5 Headings. Article and section headings used in this Agreement and the table of contents preceding this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement for any other purpose nor affect the construction of this Agreement.

9.6 Execution in Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original. All of such counterparts, taken together, shall constitute but one and the same Agreement. This Agreement shall become effective upon the execution of a counterpart of this Agreement by each of the parties hereto.

9.7 GOVERNING LAW. EXCEPT AS SPECIFICALLY SET FORTH IN ANY OTHER LOAN DOCUMENT: (A) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF CALIFORNIA; AND (B) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AND THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA.

9.8 JURISDICTION AND VENUE. TO THE EXTENT THEY MAY LEGALLY DO SO, THE PARTIES HERETO AGREE THAT ALL ACTIONS, SUITS, OR PROCEEDINGS ARISING BETWEEN LENDER, OR BORROWER IN CONNECTION WITH THIS AGREEMENT, THE REVOLVING CREDIT FACILITY NOTE, OR THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA. BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 9.8 AND STIPULATE THAT THE STATE AND FEDERAL COURTS LOCATED IN THE STATE OF CALIFORNIA SHALL HAVE IN PERSONAM JURISDICTION AND VENUE OVER SUCH PARTY FOR THE PURPOSE OF LITIGATING ANY SUCH DISPUTE, CONTROVERSY, OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE REVOLVING CREDIT FACILITY NOTE, OR THE OTHER LOAN DOCUMENTS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS SUFFICIENT FOR PERSONAL JURISDICTION IN ANY ACTION AGAINST BORROWER MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ITS ADDRESS INDICATED ON EXHIBIT 9.3 ATTACHED HERETO.

9.9 WAIVER OF TRIAL BY JURY. BORROWER AND LENDER, TO THE EXTENT THEY MAY LEGALLY DO SO, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR IN ANY WAY CONNECTED WITH, OR RELATED TO, OR INCIDENTAL TO, THE DEALINGS OF THE PARTIES HERETO WITH RESPECT TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND IRRESPECTIVE OF WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. TO THE EXTENT THEY MAY LEGALLY DO SO, BORROWER AND LENDER HEREBY AGREE THAT ANY SUCH CLAIM, DEMAND, ACTION, CAUSE OF ACTION, OR PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY AND THAT ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 9.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

9.10 Independence of Covenants. All covenants under this Agreement and other Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any one covenant, the fact that it would be permitted by another covenant, shall not avoid the occurrence of an Event of Default or Unmatured Event of Default if such action is taken or condition exists.

9.11 Confidentiality. Lender agrees that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Lender in a confidential manner, and shall not be disclosed by Lender to Persons who are not parties to this Agreement, except: (a) to counsel for and other advisors, accountants, auditors, and consultants to Lender, provided that such parties agree to receive such information subject to this Section 9.11 or are otherwise required to maintain the confidentiality of such information, (b) to Subsidiaries and Affiliates of Lender, provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 9.11, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Lender), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of Lender’s interest under this Agreement that is permitted hereunder, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 9.11 shall survive for 2 years after the payment in full of the obligations of Borrower under this Agreement.

9.12 Complete Agreement. This Agreement, together with the exhibits hereto, the Disclosure Statement, and the other Loan Documents is intended by the parties hereto as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement with respect to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.

IMPERIAL CAPITAL GROUP, LLC, a Delaware limited liability company

By:	/s/ Mark Martis
Name:	Mark Martis
Title:	Chief Operating Officer

[SIGNATURE PAGE TO CREDIT AGREEMENT]

CITY NATIONAL BANK, a national banking association

By:	/s/ Aaron Cohen
Name:	Aaron Cohen
Title:	Senior Vice President

[SIGNATURE PAGE TO CREDIT AGREEMENT]

EXHIBITS

Exhibit C-1	Form of Compliance Certificate

Exhibit R-1	Form of Request for Borrowing

Exhibit R-2	Form of Request for Conversion/Continuation

Exhibit 3.1(c)	Form of Opinion of Borrower’s counsel

Exhibit 3.1(j)	Form FR U1

Exhibit 6.10	Governing Documents

Exhibit 9.3	Addresses and Information for Notices